EXHIBIT 99.1 Transcript of presentation by Capstone Companies, Inc.

Operator:  Greetings and welcome to the Capstone Companies, Inc. Fourth Quarter and Full Year 2016 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Deborah Pawlowski.  Thank you, Ms. Pawlowski.  You may begin.

Deborah Pawlowski:  Thank you, Michelle, and good morning everyone.  We appreciate your time today and are glad you could join us.  As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties, as well as other factors that could cause actual results to differ from what is stated here today.  These factors are outlined in our earnings release, as well as in the documents filed by the Company with the Securities and Exchange Commission.  These can be found at capstonecompanies.com or at sec.gov.

On our call today, I have Stewart Wallach, our President and Chief Executive Officer, and Gerry McClinton, our Chief Financial Officer and Chief Operating Officer.  Also, joining us is Aimee Gaudet, who is our Secretary and Internal Investor Relations Contact.  You should have seen the release that we put out yesterday afternoon after the market closed and, if not, you can find it on our website.

With that, let me turn it over to Stewart to begin.  Stewart?

Stewart Wallach:  Thank you, Deb, and good morning to everybody.  I appreciate your time with us today.  Before introducing Gerry McClinton to review the financial results, I'd like to take a few moments to discuss how our strategic planning has attributed to the Company's strong financial performance over the course of 2016.

We remain committed to product line and brand expansion within both the North American region and international markets.  Our core brand, Capstone Lighting, and exclusively licensed brand, Hoover HOME LED, outperformed all expectations.  The growth we are delivering to our retail partners has stimulated their interest in our newly-expanded product lines, which is a key component to our sustained long-term revenue objectives in the growing global LED market.

Gerry will review in detail our financial statements; however, I'd like to highlight our growth over 2015 of approximately 92%.  We have remained consistent to our business strategy and our direct import model is working per its design.  Our gross profits and margins continue to grow, and the Company has demonstrated its strong operating leverage, which we expect to expand further as we continue to grow in 2017.

At this point, I'd like to turn the call over to Gerry for a detailed review of the financials.  I will then come back with a few closing comments and a question-and-answer session.  Gerry?

Gerry McClinton:  Hi.  Thank you, Stewart, and good morning everyone.  This year's record-breaking financial performance resulted from the effective execution of the Company's strategic plan.  The Company's 2016 record year is the culmination of these strategic decisions and the efficient management of Company funds and resources.

Net revenues for the year ended December 31, 2016 were approximately $30.6 million, a record, an increase of $14.7 million or 92.4% from the $15.9 million in 2015.  In 2016, the Company had very strong revenue performance in the accent light category in both the Capstone Lighting and Hoover HOME LED brands.  We also continued to strongly invest in retail support programs.  The revenue increase was achieved after the Company provided retailers with $2.5 million of marketing funds for consumer-focused promotional allowances compared with $833 thousand in 2015.  These allowances are a reduction to gross sales and, ultimately, reduced the net income accordingly.  Such significant investments in retail support programs have proven very effective in product placement and in developing consumer brand loyalty, and the Company plans on maintaining this investment strategy in 2017.

For the year ended December 31, 2016, international sales were approximately $2.4 million, or 8% of revenue, compared with $1.2 million, or 8% of revenue, in 2015.  This represents an increase of $1.2 million, or 100%, in international sales.  Cost of sales for the year ended December 31, 2016 and 2015 were approximately $23.2 million and $12.1 million respectively, an increase of $11.1 million, or 92%, from 2015.  Now, the cost of sales increase is directly related to the increase in sales volume.  As a percent to revenue, the cost was 75.8% and 76% respectively, slightly lower than in 2015.  Despite rising labor costs in China, the combined impact of the lower cost of oil and the appreciation of the US dollar against Chinese currency has resulted in overall material and product costs remaining steady during the year.

Gross profit for the year ended December 31, 2016 was approximately $7.4 million, another record, an increase of $3.6 million, or 93.5%, from $3.8 million in 2015.  Gross profit as a percentage of revenue for 2016 and 2015 was 24.2% and 24% respectively.  The gross profit increase is attributed to the $14.7 million revenue increase during the year.  Total operating expenses were $4.1 million in 2016 compared with $2.8 million in 2015, which is a $1.3 million, or 44.9% increase, compared with last year.  As a percent of sales, operating expenses were actually reduced from 17.6% in 2015 compared with 15.2% in 2016.  This expense reduction, which equates to 4.4% or approximately $1.3 million, contributed significantly to the operating income improvement in 2016.  To support future revenue growth, we have continued to incur strategic expenditures in infrastructure, product development, and in sales marketing.

The following is a brief summary of the major expenses incurred by category.  Sales and marketing expenses for the year ended December 31, 2016 and 2015 were approximately $1.2 million and $300 thousand respectively, an increase of $900 thousand or 290%.  During 2016, with the success of the Hoover North American license agreement, which was the first full year of marketing, the Hoover HOME LED brand royalty payments were $496 thousand, an increase of approximately $443 thousand from 2015 royalty payments.  Accordingly, sales agent expense was $313 thousand, an increase of $253 thousand from 2015.  We also incurred $150 thousand in advertising and trade show expense, an increase of $49 thousand compared to 2015.

Domestic US warehousing costs were up approximately $96 thousand, an increase of $54 thousand from 2015, as we increased domestic inventory in our Anaheim, California warehouse to support specific retailer sales events.  Compensation expenses were approximately $1.4 million in 2016, an increase of $100 thousand from $1.3 million in 2015.  This was the result of salary increases and some employee bonuses paid out in 2016.  Professional fees for 2016 were approximately $365 thousand compared with $270 thousand in 2015, an increase of $95 thousand.  In 2016, sales operations consulting fees were approximately $166 thousand, an increase of $46 thousand as compared with 2015.  Professional service fees also increased by $49 thousand compared with 2015, as we increased investor relations services during 2016.

Product development expenses for 2016 were approximately $327 thousand compared with $295 thousand, an increase of $32 thousand from 2015.  Expense increased as we expanded the number of new products being developed for release in 2017.  We have invested in product design, electrical engineering, product prototyping, testing, and regulatory certifications by outside third-party testing labs.

The Company also incurred additional testing expense in having specific products certified for global markets.  Other general and admin for 2016 and 2015 were approximately $705 thousand and $588 thousand respectively, an increase of $117 thousand.  With the higher sales line during 2016, product liability insurance was approximately $96 thousand, an increase of $35 thousand from 2015.  The increased sales volume also resulted in an increase of our Sterling Bank fees, which were $169 thousand, an increase of $89 thousand from 2015.

Operating income for the year December 31, 2016 was approximately $3.3 million compared with $1 million in 2015.  This is an improved performance of approximately $2.3 million, or 226%, over the same period 2015.  Operating margin was 10.9% of revenue compared with 6.4% in 2015, an operating margin improvement of 4.5%.

Interest expense for the year December 31, 2016 was approximately $255 thousand, a reduction of $62 thousand compared with $317 thousand in 2015.  In 2016, part of the expense reduction resulted from the Company earning approximately $27 thousand of interest income associated with an outstanding note receivable.  Despite the substantial revenue growth in 2016, we were able to curtail the need for increased borrowing and, through a combination of efficient cash-flow management and negotiating favorable payment terms with our overseas suppliers, the Company has substantially reduced the need for purchase order funding to complete order fulfillment, resulting in reduced interest expenses for the year.

Provision for income tax; for the years ended December 31, 2016 and 2015, the provision for income tax was approximately $267 thousand and $7.5 thousand respectively.  That income for the year ended December 31, 2016 and 2015 was approximately $2.8 million and $700 thousand respectively.  The net income improvement of approximately $2.1 million, or 303%, compared with 2015 resulted from the $14.7 million increase in net revenue.  Gross profit increased slightly to 24.2% of sales, which, combined with the revenue increase, resulted in gross profit improvement of $3.6 million, and total operating expenses as a percent to revenue dropped from 17.6% in 2015 to 13.2%.

Now, let's talk about liquidity and capital resources.  To support revenue growth, the funding must always be available for product expansion, product research and development, and to invest in strategic marketing initiatives.  Our principal resources of liquidity are cash on hand, cash generated from operations, availability under our bank line, and director funding when required.  We believe that our borrowing capacity provides the Company with the financial resources needed to run operations and reinvest in our business.

In reviewing the 2016 balance sheet, you will note that the Sterling Bank debt was reduced from $2.3 million in 2015 down to zero in 2016, and the related party notes were reduced from $2 million down to $1.3 million.  This is reflective of our previously-stated goal to reduce outstanding debt, so let's review some of the funding activities.  Operating activities.  Cash provided by operating activities was approximately $4.2 million in 2016 compared with approximately $1.8 million used in operating activities in 2015.  The net income of $2.8 million, combined with the timely collection of accounts receivable, substantially improved the Company's cash position from a cash balance of $365 thousand at December 31, 2015 to $1.6 million at December 31, 2016.  We also negotiated improved payment terms from our main overseas manufacturer, resulting in an increase to cash flow of about $509 thousand.  We did increase inventory slightly by approximately $161 thousand at December, 2016 to have additional inventories available to support a customer special sales event in the first quarter 2017.

Investing activities; cash used for investing activities in 2016 was $53 thousand compared with $88 thousand in 2015.  The Company has continued to invest in new product molds and tooling.  With the product expansion into LED home lighting categories, the Company's future capital requirements may increase; however, we believe that our Hong Kong management team will be able to negotiate favorable payment terms with factories that may reduce the amounts of upfront cash we will need when initiating a new project.  Management believes that our cash flow from operations and additional borrowing as needed will provide these necessary capital expenditure funds.

Financing activities; net cash used in financing activities for the year December 31, 2016 was approximately $2.9 million compared with $2.2 million provided by financing activities in 2015.  As of December 31, 2016, before we paid down the Sterling National Bank note from approximately $2.3 million at December, 2015, the Company also reduced related party debts by approximately $800 thousand from $2.1 million in December, 2015 to $1.3 million at December 31, 2016.  At December 31, 2016, the Company complied with all covenants pursuant to existing credit facilities.  Management believes our cash flow from operations, continued support from Sterling National Bank, and the support of our Directors, when needed, will provide sufficient financial resources for the Company in 2017.

This concludes my financial summary for 2016.  I'll now turn the call back to you, Stewart.

Stewart Wallach:  Thank you, Gerry.  In furtherance to Gerry's detailed review, I'd like to reiterate and emphasize some of our full year 2016 highlights.

As a result of our disciplined focus on our business initiatives and ongoing efforts to driving stronger financial results, Capstone has exceeded expectations.  2016 was an excellent year for our Company.  Our compound annual growth rate was approximately 50% over two years, and Capstone, through its proven ability to execute well, anticipates its growth trajectory to continue.

Recapping 2016, revenues surged 90+%; international revenue grew 100+%; gross profit increased by 90+%; operating income climbed 220+%, and net income increased four times our record 2015 performance of $700 thousand.  These results, by anyone's standards, are exceptional and indicative of the Company's strong operating leverage.  In 2016, our revenue per employee, in fact, was $2.2 million.  Periodically, our longtime shareholders, particularly, have expressed their concerns regarding our share value.  We have always operated on the premise that delivering strong performance with sound business fundamentals would result in strong share value.  At this point, we are taking additional steps toward building share value more reflective of our performance.

Firstly, in keeping with our approved stock repurchase program that we announced in Q3 of 2016, the Company acquired one million shares of common stock from Involve, LLC in a private transaction on February 13.  The stock repurchase plan was Board approved and also extended through 2017, allowing for additional purchases when operating capital prevents.  On March 1, I made an announcement that the Company had engaged the assistance of a financial advisor to explore various potential opportunities to further enhance shareholder value.  Having an independent advisor to assist in these measures enables Management to continue its focus on the growth of the Company with minimal distractions.  This is simply one aspect of our overall strategic planning, and we are also evaluating our investor relations strategy moving forward.

Before we address some questions that came in by email, I would also like to share with you that our Q1 is shaping up well and is expected to generate record results.  In fact, we are anticipating more than twice that of the same period in 2016.  I cannot provide more definitive guidance at this time, as shipping dates could fluctuate at month's end, but suffice it to say the momentum continues.  Once again, to our longtime shareholders, I'd like to personally thank you for your continued support, and to our new and potential shareholders, I'd like to welcome you to this exciting time in our Company's history.

I think we're ready to take some questions.

Aimee Gaudet:  Okay.  We did have a few questions that came in via email.  I'll address this one first Stewart.  Congratulations on the great success.  I know you don't like to discuss new products until they are on the shelf, because of competitive reasons and/or vendor agreements, but can you tell us how many new products are in your backlog or have been ordered for distribution in 2017 that were not available on the shelves in 2016?

Stewart Wallach:  Yes, I can answer that.  Currently, we have five new products that are either on order or have been shipped.

Aimee Gaudet:  Okay.  Great.  This one is regarding investor conferences.  We know that you have attended some investor conferences more recently.  Can you comment on whether these were beneficial?  Of course, we would only be able to see impact through the stock price on our end.

Stewart Wallach:  Yes.  We have attended a total of four conferences since November 2016.  In these conferences, we've met professional investors, individual investors and investment bankers.  It was informative and we feel there has been more attraction to the stock, albeit not as significant as we had hoped.  We are definitely on more radar screens than in the past, and we believe that, at some point in time, this will convert to increased support of our stock.  The most significant of the conferences was the most recent ROTH conference, which was held in California.  I must point out that this conference was invitation only and one of the most recognized micro-cap conferences available today.  We have a great deal of follow up to do as a result of our attendance there, and we do believe that there are significant benefits that will come out of our attendance at this conference.

Deborah Pawlowski:  Michelle, maybe you would like to see, as well, if there's anybody on the conference call lines that would like to ask questions.

Operator:  Sure thing.  If you'd like to ask a question over the phone, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two, if you'd like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for questions.

Stewart Wallach:  Do you want to continue with emailed questions?

Aimee Gaudet:  Sure.  We just have a few more questions that we'd like to address before the lines go open.  This one is with regards to uplisting.  Do you see an uplisting to NASDAQ this fiscal year?

Gerry McClinton:  Let me answer that one.  At this particular point in time, I don't see that occurring; however, we have met with the folks from NASDAQ, as well as with OTCQX representatives.  These meetings provided us with a great deal of information so that, if we should elect to uplist again, we are prepared for it.

Aimee Gaudet:  Great.  Thanks, Gerry.  Maybe you can handle this question as well.  Can you add more color to the international sales?

Stewart Wallach:  I'll handle that.  Not only are we continuing to expand our product placement through our existing international markets, but Capstone Hong Kong is now actively doing current sales into the European and other Pacific Rim markets.  Just recently, in early 2017, we brought on two new customers who directly purchase through our Capstone HK operation, one of which is HomePro in Thailand, very similar to a Home Depot or Lowe's in that market, and the other is Bunning's in New Zealand, which is probably the largest of the home improvement chains in that region.

Aimee Gaudet:  Okay, great, and last question; as for IR, what specific efforts are being made to attract new investors into CAPC?

Stewart Wallach:  All right.  As I mentioned in the webcast, we are currently evaluating the IR strategy in its entirety.  We have made progress through the investment conferences; however, we feel there is much to be done to improve our following.  We have consistently avoided shortcuts, as longtime shareholders know.  We do not endorse low-credibility stock promotion, fluff PR, and/or associate ourselves with less-than-reputable companies that promise to deliver exposure.  It's a longer road, but it's one we can be proud of and, again, as I mentioned earlier, we believe the results should translate to share value.  That being said, our performance is unlike most companies trading over the counter, and we do feel that we will break through in the months ahead.

Aimee Gaudet:  Okay, great.

Operator:  Okay, and our first question over the phone comes from the line of Bill Chapman, who is a private investor.  Please proceed with your question.

Bill Chapman:  Good morning everyone.  Congratulations on such a fine year.  Stewart, let me ask you, on the CPC bulb, could you give us more understanding of the features and benefits of it, and possibly the range of the pricing?

Stewart Wallach:  Yes, well, let me go as far as I can, Bill, all right?  The limiter here is not a lack of knowledge, I want you to know.  It's the vendor agreements that bind us not to talk about a product, its pricing or its position prior to hitting the shelves.  That being said, it's a product that's been in development for several years at this point.  Patents were issued on our CPC.  In fact, as early as this morning, I do not have the details in front of me, but I did receive a notification that a second patent was allowed as well, which only strengthens our position globally.

That being said, the interesting thing about our bulb has always been how it operated.  Very simply, under normal power conditions, a bulb operates at a light switch, whether it be a lamp switch or wall switch, etc.  Under power failure conditions, typically what happens is, when the power goes out, the light goes on.  This becomes a problem if you have a power outage in the daylight hours or if you have a battery that doesn't have an extensive run time.  Long story short and this is quite counterintuitive, but it does in fact work, with the Capstone power control, the same light switch that operates the light bulb under power conditions operates the light bulb under power outage conditions.

Of course, this means that you're only using it when you need to use it, for short periods of time, finding your way in the dark, and that means that a battery that would normally maybe have a run time of three hours could last as much as a week, considering that it will not be on in the daylight hours.  It would only be on when you enter that room.  The product is currently produced, and I will tell you on the water and will be available in the US market the month of May.  That much I can tell you.  Insofar as price positions and where it will be available, at this time it would be inappropriate to share that with you, Bill.

Bill Chapman:  Okay, I totally understand the situation you're in.  In licensing the technology to lighting fixture and possibly bulb companies, do you see any deals happening this year?

Stewart Wallach:  I can tell you that we are engaged in discussions along those lines.  We did, in fact, have a reciprocal relationship with one of our manufacturers that has, in fact, licensed the CPC technology for a bulb that will be going into the European marketplace.  It required further development and testing, because, of course, they're operating on 220 bulbs and we're at 110, but yes, our first licensing agreement has, in fact, been signed, and we expect to see business in the European markets in Q2 or Q3.

Bill Chapman:  Oh, great to hear.  One last question, you mentioned the backlog.  Five new products on order are being shipped, so you're talking about the bulb, the CPC bulb, and could you give us a general idea about the other products?

Stewart Wallach:  I can give you categories.

Bill Chapman:  Okay, thanks.

Stewart Wallach:  Because I think that the primary question would be, is this an expansion of the puck light or the small accent lights?  This is above and beyond.  We have entered into and are going to be positioning product in motion sensor security.  Of course, yes, the light bulb.  We have under cabinet linear lighting that's coming on.  We also have outdoor lighting that's coming on.  Those four category entries all will be on shelf within the next 90 days.

Bill Chapman:  Okay.  Thank you very much.

Stewart Wallach:  You bet, Bill.  Nice talking with you.
Operator:  Thank you.  Our next question comes from the line of Mike Schellinger with MicroCapClub.  Please proceed with your question.

Mike Schellinger:  Yes.  I noted in the ROTH presentation that you have a licensing agreement with Duracell.  I was wondering if you could explain the background behind that.

Stewart Wallach:  All right.  By the way, Mike, it's a pleasure to meet you.  This one's difficult, because of NDA requirements that bind our licensing agreement.  What I can tell you is that the product is currently produced.  It's on the water.  It's an expansion of the accent lighting line.  It will be unique to a single customer.  That much I can tell you and, in fact, it was a result of the particular customer saying, "I think you would do very well with this," and they were supportive of us getting that license.  It's a pretty significant step as you can imagine.

It's a powerful brand and I don't know that it will lead to other products.  I can't say that at this point in time, but we are very excited about this, because, of course, this is now the third brand that we are marketing, that being Capstone Lighting, the Hoover HOME LED and now of course, Duracell, in a restrictive market.

Mike Schellinger:  Okay, thank you.  On the CPC bulb, I don't know if you can talk about this, but can you say in how many different chains it will be available in this year, at least of your current plans?

Stewart Wallach:  Well, our strategy has always been that we pick a primary partner to launch with.  We have found this to be successful in that we learn a great deal from a limited exclusive launch campaign that could mean maybe a six-month advantage to the market for that retailer, but what does happen for us is that we get full support, because they're not concerned about another retailer undercutting their pricing position or undermining their marketing activities.

They are comfortable in knowing that if they go out and make a statement about the product and/or decide to dedicate end cap space, etc. to the item, that again, that effort will not be compromised, so, at this point, keeping with our strategy that we've used for the last five years, we have picked our partner.  They are fully supporting it.  It will be available nationally and then we'll see how well it resonates with the consumer and then we'll see how we expand from there.

Mike Schellinger:  Okay, great.  Regarding operating expenses for 2017, can you just give us some general color on, directionally, what we should be expecting to happen there?

Gerry McClinton:  This is Gerry.  Let me just share this with you.  Most of our operating expenses are very fixed, so even with our revenue going up, the actual expense level may go up for those variable expenses, particularly as we get into sales and marketing and support and those area, or license agreements and so forth, but the actual operating expenses relating to running the Company are very, very fixed, so we should expect that the relationship between operating expenses and sales will actually continue to go lower and lower as our sales volume gets higher.  That's the easiest way I can explain it.

Mike Schellinger:  Great.  Thanks.  That answers my questions.  Thank you.

Operator:  Thank you.  Our next question comes from the line of George DeAngelo, who is a private investor.  Please proceed with your question.

George DeAngelo:  Good morning, and thanks for taking my questions. Regarding the strategic alternatives, can you say any more about what you might be thinking there?  Would it be finding someone to acquire you or acquiring a new product, and specifically, if it was you acquiring something, how would you plan on financing that, whether it be a capital raise or what?

Stewart Wallach:  George, it would be premature to talk about how we would be able to capitalize or fund something of that nature.  Here is what initiated the concern, and the decision to do this; let me share that with you and maybe it'll give you some comfort.  We have always been a Company that has been focused on sound business reporting.  We are a very disciplined Company.  As I've commented many times before, we're a real Company with real people in real business, a little bit unusual compared with what you typically find over the counter.

The stock value has been a frustration - there's no question about it - but we've stayed the course and we've continued to focus our attentions to operating the business at the lowest cost of operation possible, so we get full advantage of the operating leverage that we have.  That was indicative of the advantage and the operating income that was generated directly as a result of 2016's revenue increase.  A good portion of that goes right to the bottom line.

That being said, I did not want to distract any of our attention to pursuing outside opportunities; however, with a Company that has demonstrated year-over-year performance with a compound annual growth rate of 50% over the last two years, it's a Company that deserves to be recognized and deserves to reach its full potential.  To that point, having an outside financial advisor that is not limited by our necessary knowledge of the market, which may, in fact, be limited, is a huge advantage for us.  We will be receiving feedback regularly.  We have our weekly meetings with them, but at the end of the day, all of the above, to answer your question.  Potential mergers, acquisitions, being acquired, product line expansions; we have not put any limitation to any of those, and we've asked them to come to us, say how can we best grow this Company, other than what we're doing as a disciplined Executive Management Team.  What can we do to complement our growth with the intention, long term, of accelerating and improving upon a return to the shareholder?

That answer may sound a bit vague, but that's because the reality is, until we sit down and actually talk about their recommendations, it is somewhat vague.  I have an experience with the banker that we're dealing with, a past history, and I have a great deal of respect for their insight.  They are, by the way, very excited about the Company, which I think goes a long way in having somebody represent you in the marketplace, so I would expect that, in the next 90 days, we'd be reporting on that activity, see if a direction unfolds, see if opportunities present themselves that would benefit all of us.  When I say all of us, as the largest single shareholder, I assure you that my interests are aligned with yours.

George DeAngelo:  Okay, thanks.  That's helpful, and then another one.  You are now in a net cash position.  It's great.  How do you allocate your free cash flow going forward and, if you can hit your guidance of 25% to 30% growth, you're going to generate a lot of free cash flow this year.  Just how do we think about that?

Gerry McClinton:  Quite frankly, growth that we thought we had last year, because of the way we've negotiated out payment terms and our arrangements with our banks and so forth, we've actually had a very positive cash flow scenario.  Our first priority, quite frankly, is to be able to retire debt.  We have some debt that's been on our books for a few years and we've taken a focused approach to make sure we start retiring it, and we have.  We've done a really good job there.  At the same time, by great cash management, we try not to take our bank lines when we don't need it.  You'll notice, even today, our bank line is zero, and I have $7 million or $8 million available to me, so I'm not using it or I use it very sparingly.  A lot of that has to do with the relationships we have overseas in our factories, because we're getting tremendous terms over there.  Just to give you an example, a few years ago we would have to pay deposits for purchases, and now we're getting open terms, so this helps our cash flow tremendously.  As a result, we pay our factories off whenever we get paid by our retailers, so the cash flow works for us, and, as we expand, the business model that we're using really works, even if we double our sales.

Stewart Wallach:  Correct me if I'm wrong, George, but your question may also be directed to what's going to happen when you're throwing off significantly more cash, how are you going to use that cash?

George DeAngelo:  Yes.

Stewart Wallach:  Okay, I thought that's where you were going.  One of the things, of course, that is always in the back of our minds is acceleration of product lines.  We're pretty quick, relative to speed-to-market, but that's not what I mean by accelerate.  I'm talking about acceleration and expansion of product lines, that being possibly a product that we would have to acquire from somebody, possibly additional licensing arrangements, that would operate as well as we have demonstrated with the Hoover HOME LED.  This would be the primary areas that we would invest in, and of course, stock repurchase programs.  All of those gestures contribute to our growth and also contribute to our shareholder value, so the money will continue to work for us.  As long as we continue to see an opportunity for organic growth, but also see an opportunity for potentially growing through acquisition or growing through product line acquisition, that would definitely be on our radar for that term.

George DeAngelo:  Okay, thanks.  That's helpful, and then can you answer me on licensing?  I think with the previous question, you said you might have some licenses in Europe later this year.  Can you talk about the economics of licensing your technology, and how does that look?

Stewart Wallach:  Yes, and particularly, we are licensing and, again, I'm under NDA with the manufacturer that signed the licenses, but I can tell you this.  Let me give you a general range of licensing that occurs in the hardware industry, or electronics industry.  Typically, that would mean revenue to the licensing company, somewhere in the range of 5% to 7%, and that would be on net sales.  They would incur all expense relative to marketing, etc., so for all intents and purposes, that's a clean contribution to our net income.

George DeAngelo:  Okay, and I'm new to the story, but so you do license your products now?

Stewart Wallach:  We have one license agreement that has been signed, and we're going to learn a great deal about that and its potential; and then, we have the opportunity to take our existing power failure control module, that technology, quite frankly, could be outfitted into a whole host of products.  While we have those products on our radar, we can't act on those until we've proven our ability to take it to market, so when we're talking about the CPC bulb, and we're talking about the bulb in Europe, not only does that contribute to our top line revenue number, but it's also a learning experience for us, and building our comfort level in expanding that licensing agreements with other companies.

George DeAngelo:  Okay, thanks, and just one more.  It sounds like, internationally, you have about the same percentage of revenues as last year.  Can you talk about the opportunity and how big it could potentially be for you?

Stewart Wallach:  Yes, let me say this.  It would be expected to maintain the same as a percentage of sales, interesting enough, because the locations have remained relatively the same.  As we're growing in the US, even if it grows as a percentage of that growth in the North American region, the numbers are going up significantly.  In fact, we doubled the volume.

That being said, however, we are also, as I mentioned earlier, doing direct sales now, spearheaded by the President of Capstone Hong Kong, which is Larry Sloven.  He has been traveling and meeting with companies throughout Thailand and Europe, relative to direct selling opportunities through Capstone HK, and/or collaborative sales through manufacturers that we are currently working through.  For instance, a manufacturer may, in fact, be developing or providing product for us, but they also provide product for other companies into Europe.  They may come to us, which they have, and say, "I would really like to license your power control technology to integrate into a product that I'm supplying into Europe for another company.  It's not competitive to you.  It's a great situation.  Would you be interested?"  That's how that will evolve, George.

George DeAngelo:  Okay.  Great.  Thank you.

Stewart Wallach:  You bet.  Thank you for attending.

Operator:  Thank you.  Our next question comes from the line of Tomer Cohen with Five Roads Capital.  Please proceed with your question.

Tomer Cohen:  Hi Stewart.  Hi Gerry.  Congrats on closing a fantastic year.  You've done a great job.

Gerry McClinton:  Thank you, Tomer.

Stewart Wallach:  Thank you.

Tomer Cohen:  My first question has to do with the next generation of puck lights.  I'm curious if they're on the shelves, and if you know yet how consumers are responding to them and what sell through has been like?

Stewart Wallach:  The next generation of accent lights, as well as puck lights, will not be on the shelves until May or June; however, let me just share a little further with you.  They were tested in the marketplace in Q3 of last year, and they did exceedingly well, equal to or better than the first-generation product.

Tomer Cohen:  That's great to hear.  Have you started getting orders from your retail partners?

Stewart Wallach:  Yes, absolutely.  In fact, they are a significant part of our Q2 backlog.

Tomer Cohen:  Oh, that's good to know.  Okay, so it sounds like early indications there are positive as well.

Stewart Wallach:  Yes, absolutely.

Tomer Cohen:  Okay, great.  My next question has to do with the gooseneck lamps.  I saw that they're available at some Sam's Clubs.  I'm just curious if you can say anything about which clubs, and if there's a potential to grow the number of clubs that carry them?

Stewart Wallach:  There is absolutely a potential to grow the number of clubs.  They are, and were, in what we consider to be a test phase, so they're in a restricted number of clubs.  It's good for us.  It's good for them.  We decide what the potential is, and then that product will find its way to national distribution.  I can also say that gooseneck lights are also being sold elsewhere, and on a much grander scale, so they will be nationally available, I'm going to say, probably June 1 in at least one major customer that you have not mentioned.

Tomer Cohen:  Oh, wow.  That's great to hear.  Is the branding and the packaging the same as the Sam's Clubs, or did you need to differentiate those?

Stewart Wallach:  We marketed that product as Capstone Lighting.

Tomer Cohen:  I see.  Okay.  That's very helpful and good to know.  The next question is about the AC Kinetics transaction.  I'm just curious if you're able to provide any update on timing of close or likelihood of close?

Stewart Wallach:  We can't possibly comment, because we're not in control of that.  What I can tell you is we regularly communicate with the AC Kinetics team, because they're still assisting us and participating with us on our patent evolution.  We have an excellent relationship with them, and they are very bullish on their transaction, and so, to that end, we share their enthusiasm and confidence.

Okay, I'm getting the high sign here, Tomer, that we're way over schedule.  Do you have any further questions, because that will be the last question we'll take today?

Tomer Cohen:  Just one very quick comment, and I'll make it fast.  You've done a fantastic job.  The balance sheet is much better now, and with regards to the strategic review, most acquisitions fail to create value, and so I would just hate to see all the hard work you've done go to waste over a bad acquisition, so I'll just encourage you, as you're thinking of strategic options, to be very selective if you do decide to make an acquisition.

Stewart Wallach:  I appreciate your commentary on that.  I think we've demonstrated clearly over the last few years that we are cautious, and we are very prudent about the directions we take.  We've taken the longest and hardest road possible and we have succeeded.  We've stayed the course and we're very confidant and feel terrific about what we've done.  I will share with you that there is nothing we would do to take a shortcut that could possibly undermine the value curve that we're on right now.

Operator:  Thank you.  There are no further questions at this time.  I would like to turn the call back over to Mr. Wallach for closing remarks.

Stewart Wallach:  Well, thank you.  Listen, that's far more participation than we've ever had on one of our webcasts, so I certainly do appreciate it.  We want you to know that we are very, very enthusiastic and optimistic about this, and the momentum is continuing into 2017.  As I said, it was a long process.  We followed a very well documented disciplined strategic plan and we stayed the course.  We weren't distracted, and I think we're now all going to enjoy the results.

I want to thank you all for your participation.  Long-term shareholders, thank you for your support, and should you want to discuss anything, or if you have any questions, etc., I travel pretty extensively, but we can find time to make ourselves available.  Please, feel free to direct questions or anything you might have to Aimee Gaudet's attention via email and we'll go from there.  Thank you very much and we'll speak with you again soon.

Operator:  Thank you.  This concludes today's teleconference.  You may disconnect your lines at this time.  Thank you for your participation and have a wonderful day.